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                                                                    Exhibit 23.5


              Consent of Independent Certified Public Accountants

     We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of Intermedia Communications Inc. for the registration of 8,000,000 Depositary Shares (each representing a one-hundredth interest in a share of 7% Series E Junior Convertible Preferred Stock), 80,000 shares of 7% Series E Junior Convertible Preferred Stock, 3,307,425 shares of Common Stock issuable upon conversion of the 7% Series E Junior Convertible Preferred Stock and Common Stock issuable as dividends on the 7% Series E Junior Convertible Preferred Stock, of our report, which contains an explanatory paragraph relating to the changing of the method of accounting for Shared Technologies Fairchild Inc.'s investment in one of its subsidiaries, dated March 1, 1996, on our audits of the consolidated financial statements and financial statement schedule of Shared Technologies Fairchild Inc. as of December 31, 1995 and for the years ended December 31, 1995 and 1994. We also consent to the reference to our firm under the caption "Experts".

            /s/ Rothstein, Kass & Company, P.C.


     Roseland, New Jersey

     January 12, 1998